Exhibit 99.1

NEWS RELEASE

Contacts:
Ms. Bobbi J. Roberts Vice President, Investor Relations 804.967.7879 InvestorRelations@saxonmtg.com

Ms. Katie Soule Investor Relations Analyst 804.967.5809 InvestorRelations@saxonmtg.com

For Release April 19, 2005 at 6:00 pm Eastern Time

Saxon Capital, Inc. Announces First Quarter 2005 Dividend and Payment Information

GLEN ALLEN, VA. (April 19, 2005) – Saxon Capital, Inc. (“Saxon” or the “Company”) (NYSE: SAX), a residential mortgage lending and servicing real estate investment trust (REIT), today announced that its Board of Directors has declared a quarterly cash dividend for the quarter ended March 31, 2005 of $0.55 per share of common stock. The dividend is payable on May 11, 2005 to shareholders of record at the close of business on April 29, 2005.

As a REIT, the Company is required to distribute at least 90% of its taxable income to the shareholders annually. Going forward, Saxon expects to declare dividends for the first three quarters of each year after the close of each quarter. For the fourth quarter of each year, Saxon expects to estimate its taxable income and declare a dividend in December. From time to time special dividends may be distributed in order to remain in compliance with REIT requirements. This schedule is subject to change, and specific record and payable dates will be announced each time dividends are declared by the Board of Directors.

Saxon expects that a portion of its 2005 dividends will be characterized as excess inclusion income. Therefore,

o	Tax-exempt shareholders will be subject to unrelated business taxable income (commonly referred to as UBTI) with respect to such excess inclusion income;

o	Non-U.S. shareholders will be subject to the 30 percent U.S. federal withholding tax on this income without reduction under any otherwise applicable income tax treaty; and

o	U.S. shareholders, including taxpaying entities, will not be able to offset such excess inclusion income with net operating losses.

Shareholders in any of these categories should consult a tax advisor.

About Saxon

Saxon is a residential mortgage lender and servicer that manages a portfolio of mortgage assets. Saxon purchases, securitizes, and services real property secured mortgages and elects to be treated as a real estate investment trust (REIT) for federal tax purposes. The company is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s production subsidiaries, Saxon Mortgage, Inc., and America’s MoneyLine, Inc. originate and purchase loans through wholesale, correspondent and retail business channels. Saxon currently originates and purchases loans in 49 states, through its network of brokers, correspondents, and retail branches. As of December 31, 2004, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $20.2 billion. For more information, visit www.saxoncapitalinc.com.

Information Regarding Forward Looking Statements

Statements in this news release reflecting Saxon’s future, plans and strategies, are “forward-looking statements” that are based on current expectations and assumptions. These expectations and assumptions are subject to risks and uncertainty that could affect Saxon’s future plans. Saxon’s actual results and the timing and occurrence of expected events could differ materially from its plans and expectations due to a number of factors, such as (i) changes in overall economic conditions and interest rates, (ii) Saxon’s ability to successfully implement its growth strategy, (iii) Saxon’s ability to sustain loan production growth at levels sufficient to absorb costs of production and operational costs, (iv) continued availability of credit facilities and access to the securitization markets or other funding sources, (v) deterioration in the credit quality of Saxon’s loan portfolio, (vi) lack of access to the capital markets for additional funding, (vii) challenges in successfully expanding Saxon’s servicing platform and technological capabilities, (viii) Saxon’s ability to remain in compliance with federal tax requirements applicable to REITs, (ix) Saxon’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) changes in federal income tax laws and regulations applicable to REITs, (xi) unfavorable changes in capital market conditions, (xii) future litigation developments, (xiii) competitive conditions applicable to Saxon’s industry, and (xiv) changes in the applicable legal and regulatory environment. You should also be aware that all information in this news release is as of April 19, 2005. Saxon undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.